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                                                                 Exhibit 10.41

                                 DEMAND  NOTE


$1,600,000                                             EDEN PRAIRIE, MINNESOTA
                                                            SEPTEMBER 27, 1995


FOR VALUE RECEIVED, the undersigned, LaserMaster Corporation ("Maker"), hereby agrees and promises to pay to the order of TimeMasters, Inc. a Minnesota corporation ("Holder"), at its address of 6425 Beach Road, Eden Prairie, Minnesota or at any other place designated by the holder hereof, in lawful money of the United States, the principal sum of One Million Six Hundred and no/100ths Dollars ($1,600,000.00) together with interest on the principal amount at the lesser of the Reference Rate at First Bank National Association plus one and three-quarter percent per annum, or the maximum allowed by law. The principal amount and interest shall be due and payable on demand. However, it is understood that upon demand, the Maker may either repay the Note in full or replace it with a Term Note, supported by additional consideration. The additional consideration for a Term Note will be warrants for the purchase of shares of LaserMaster Technologies, Inc. ("LMT"). The number of warrants will be the principal amount of the Note divided by the warrant exercise price of $6.35. The exercise price was determined by the net sale price of LMT shares on the date that the commitment to loan was made. The interest rate on the Term Note will be the same as this Note and the other terms, including payment dates, of the Term Note will be mutually agreed upon. This Note may be prepaid without penalty in whole at any time, or in part from time to time prior to the date of demand.

This Note shall be due and payable (together with unpaid interest) immediately, without demand or notice thereof, should a petition in bankruptcy be filed by or against the Maker under the United States Bankruptcy Code, as amended, and such petition not be withdrawn or dismissed within thirty days.

The Maker agrees to pay all costs of collection, including reasonable attorneys' fees and legal expenses, in the event this Note is not paid when due, whether or not legal proceedings are commenced. This Note is a Minnesota contract and Holder may seek to enforce it in any court sitting in the State of Minnesota and Maker specifically consents to both the subject matter and personal jurisdiction of such courts. Service of process may be made by registered or certified mail in addition to the methods allowed by law.

Maker waives its rights for presentment, demand for payment, notice of dishonor or protest.

LASERMASTER CORPORATION


BY:  /s/
   --------------------------------
      Robert J. Wenzel, President


Subscribed and sworn to before me a
Notary Public this ______ day of
September, 1995.


-----------------------------------
Notary Public

My Commission Expires:

Seal

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